Exhibit 21.1
SUBSIDIARIES OF KODIAK GAS SERVICES, INC.
Company Listing as of December 31, 2025

Company	Ownership	Incorporation
Kodiak Gas Services, LLC	Wholly owned	Delaware
CSI Compressco Sub Inc.	Wholly owned	Delaware
Spartan Energy Services LLC	Wholly owned	Delaware